Exhibit 99.2

Loews Corporation Fourth Quarter 2024 Earnings Remarks

Ben Tisch, President & CEO
Loews had a fantastic quarter and year, with underlying strength coming from all three of our consolidated subsidiaries. Jane will get into more detail on the results, but before she does—and since these are my first quarterly remarks as CEO—I want to take a moment to introduce myself and explain how I think about our company and its subsidiaries. While I may express myself differently than my father Jim, my views will sound very familiar because we see many things in the same way. Like my father and his father before him, I believe that the CEO of Loews Corporation has one job, and one job only: to grow intrinsic value per share.
First, a little background on me: My professional career started in the two-year investment banking program within the Financial Sponsors Group at Lehman Brothers. From there, I moved on to Fortress Investment Group where I was originally hired as an analyst for a long/short equity team. Over the next six years, I moved around the company, eventually working directly for the CEO of the Macro Fund. In 2011, I left Fortress to join Loews. Initially, I found my comfort zone in the insurance space, predominantly focusing on our subsidiary CNA and its investment portfolio which we run internally out of our offices here in Manhattan. However, it didn’t take me long to recognize that in order to be a wise capital allocator, I would have to think beyond CNA and develop a deep understanding of each of our subsidiaries—the drivers and potential pitfalls of their financial performance. Over the past 14 years I’ve been busy becoming intimately involved with the intricacies of each of our businesses.
That brings us to today, and the question of how best to increase intrinsic value per share. Having studied the great investors—and having had the benefit of being personally tutored by one in my father—I’ve distilled all the lessons learned into six simple words: “Grow the numerator, shrink the denominator.” You’ll hear that again from me in the future, so allow me to spend a minute or so explaining exactly what I mean by that brief sentence. The numerator is the intrinsic value of the enterprise, or more colloquially the sum of our parts. Therefore, we focus on actions we can take, mainly from a capital allocation perspective, to increase the intrinsic value of our underlying businesses. From a Loews perspective, increasing the value of each subsidiary absolutely starts with having in place the best management teams we can find to run each of our businesses. After we’ve checked and secured that foundation, we then focus on ensuring that any subsidiary-level investments that are made are wisely thought through and represent the highest and best use of capital. It’s been my experience that if we repeat that methodology enough, creating sustainable moats and business processes along the way, we should have consistently high-performing assets.
I’m lucky enough to have become CEO at a point in time when each of our major holdings is in a position of strength. They each carry appropriately modest amounts of subsidiary level debt; each has underlying sector and company-specific tailwinds; and most importantly, they each generate cash. My grandfather Larry Tisch was a cashflow-based investor, my father Jim is a cashflow-based investor, and—you may have figured this out by now—I too am a cashflow-based investor. The beauty of the conglomerate structure is its ability to produce cash, which Loews can then allocate, either to growth projects or other spending that we believe will give us the best returns, industry and company agnostic. Since the beginning of 2018, our subsidiaries have spent about $3.5 billion on growth projects and acquisitions with attractive double-digit returns. Growth projects at Boardwalk have expanded the company and increased EBITDA from around $750 million in 2018 to just under $1.1 billion in 2024. At Loews Hotels under the leadership of my cousin and thought partner Alex Tisch, adjusted EBITDA increased from around $220 million in 2018 to nearly $330 million in 2024, and that number doesn’t include our three new Orlando properties which are fully paid for and opening in the first half of this year. Accelerating the growth of the enterprise, our insurance company has seen core income soar from less than $850 million to $1.3 billion over that same period, largely due to substantial growth in underlying underwriting income. While under-appreciated by the markets, our intrinsic value—our numerator—has grown substantially during this time.
As I mentioned earlier, I believe that my job is to continue to increase the intrinsic value of Loews per share. Another way we have historically accomplished this goal is by shrinking the denominator through share repurchases. I know you have read or heard this before from Jim, and I believe it too: At Loews, repurchasing our shares is a key tool we can choose to deploy to create shareholder value. When the market values our company at a significant discount to what we believe is the true intrinsic value of the enterprise, and when there are no higher return projects for our cash at the subsidiary or corporate level, we will use corporate cash to buy back shares. To the extent this valuation gap persists, you can expect us to continue to repurchase shares with our excess cash flow. While the numbers may not align perfectly from year to year for various reasons, over the last decade, Loews has utilized just about every dollar of free cash flow to reduce the shares outstanding, thus increasing proportional ownership for all remaining shareholders. Since the beginning of 2018, we’ve spent about $6.3 billion of cash retiring about 120 million shares, or more than a third of the shares outstanding at the time. It’s hard to conceive of a more exponential financial framework than one in which the numerator or intrinsic value steadily increases concurrent with the progressive impacts of annual reductions in the share count or denominator.
We are blessed to own highly cash-generative businesses in thriving industries, creating the opportunity for both organic and inorganic growth. You can rest assured that, while share repurchases and subsidiary growth projects are not mutually exclusive, we will allocate more capital to share repurchases when the discount between Loews’s share price and our view of its intrinsic value widens.
With regard to acquisitions of new Loews subsidiaries, private market valuations have been and remain high, with infinite private equity dollars on the sidelines waiting to pounce and bid up every potential opportunity. From a long-term value creation perspective, the cash flow-generative nature of our businesses and the significant discount to our sum of the parts create an enormous opportunity to compound intrinsic value per share without having to use either financial leverage or to take undue risk. We are not in the empire-building business, and we feel absolutely zero pressure to grow the enterprise value of the whole at the expense of intrinsic value per share. If the best asset allocation decision continues to be buying back shares for the next 10 years, I will be thrilled with the same portfolio of assets we have today and a substantially lower share count. If a compelling opportunity presents itself, we will think long and hard before putting your and our capital at risk . . . but consider me a skeptic of that happening anytime soon.
Over time, I expect the investment climate will change, I expect one or more of our subsidiaries will encounter speed bumps, and I expect I’ll make mistakes. Things won’t always feel as good as they do today. What I’ve laid out is a very basic framework for how we have and will continue to tackle issues of capital allocation, with the recognition that while the operating or investing environment might change, we’ll strive to enhance intrinsic value per share with each and every action we take.
With that I’ll turn it over to Jane for a more detailed look at our operating performance for the quarter and year.
Jane Wang, CFO
Thanks, Ben. Loews reported stellar 2024 results, with net income of $1,414 million or $6.41 per share. As previously announced, our fourth quarter and full year results were impacted by a $265 million non-cash charge related to the settlement of a portion of CNA’s pension liability. Excluding this charge, 2024 net income increased by 17% to $1,679 million, or $7.61 per share, from the prior year’s $1,434 million, or $6.29 per share. That increase was driven by higher income at CNA, Boardwalk, and the parent company. For the fourth quarter, Loews reported net income of $187 million compared to $446 million in the fourth quarter of

2023. Apart from the pension charge, fourth quarter net income was impacted by lower income at CNA, partially offset by higher income from parent company investments and Boardwalk.
Loews book value per share increased from $70.69 at the end of 2023 to $79.49 at the end of 2024. Excluding accumulated other comprehensive income, book value per share increased by more than 7% from $81.92 at the end of 2023 to $88.18 at the end of 2024.
Before I discuss our subsidiary results, I am pleased to report that two of our subsidiaries have received positive recognition by the ratings agencies. S&P upgraded Boardwalk to BBB flat, and AM Best and Moody’s revised their outlooks on CNA from stable to positive.
CNA contributed fourth quarter net income of $19 million, or $284 million excluding the pension charge, compared to $336 million in the fourth quarter of 2023. For the full year, CNA contributed net income of $879 million, or $1,144 million excluding the pension charge, which is a 5% increase from the prior year. This was primarily driven by higher net investment income, with contributions from limited partnerships, common stocks, and fixed income securities. LPs and common stocks posted a 13.3% return versus 9.4% in the prior year. Pre-tax yields on the fixed income portfolio increased by 12 basis points in 2024 to 4.8%.
In 2024, CNA continued its trajectory of steady, profitable growth. Net written premiums grew by nearly 8% in 2024, driven by a 9% increase in new business, a 5% increase in renewal premiums and strong retention at 85%. The combined ratios of 93.1% for the fourth quarter and 94.9% for the full year were both approximately one point higher than the comparable prior year period due to higher catastrophes, which were partially offset by stronger underlying underwriting gains. With respect to the California wildfires, CNA expects to record a $40 million to $70 million pretax net loss in the first quarter of 2025.
Please refer to CNA's Investor Relations website for more details on their results.
Turning to our natural gas pipeline business – Boardwalk continues to benefit from strong industry tailwinds, leading to higher transportation and storage rates. Fourth quarter EBITDA increased by 12% to $290 million, and full year EBITDA increased by 17% to nearly $1.1 billion. Boardwalk reported fourth quarter and full year net income of $145 million and $413 million, respectively. Both fourth quarter and full year 2024 net income benefited from lower income tax expense due to a $36 million adjustment to deferred state income tax liabilities as a result of state tax reform in Louisiana. Excluding that adjustment, net income increased by 18% and 33% in the fourth quarter and full year, respectively, from the prior year periods.
Greater demand for natural gas transportation has led to a significant increase in contractual backlog. Boardwalk ended 2024 with nearly $14.2 billion of backlog, an increase of about $4.5 billion from $9.7 billion at the beginning of 2024. The company’s current backlog has a weighted average duration of approximately eight years. This substantial uptick in backlog was driven in part by the announcement of two large projects, both of which are underpinned by long term contracts with utility customers. With Boardwalk’s strong cash flow profile, we expect that they will be able to self-finance these expenditures while continuing to pay distributions to Loews.
In our hospitality business, Loews Hotels reported $84 million of adjusted EBITDA in the fourth quarter of 2024 compared with $83 million in the fourth quarter of 2023. Full year 2024 adjusted EBITDA was $326 million versus $328 million in 2023. Lower occupancy in Orlando was partially offset by contributions from the new Loews Arlington Hotel and Convention Center, as well as improved results at the company’s city center properties due to the ongoing recovery in group travel. On a net income basis, Loews Hotels reported $70 million of net income attributable to Loews in 2024 versus $147 million in 2023. The year-over-year decline was due to a $36 million gain in 2023 related to the consolidation of a previously unconsolidated joint venture property, and higher depreciation and interest expense related to the company's newly opened property in Arlington, Texas. Similarly, we anticipate that the company’s three new Orlando properties will generate meaningful EBITDA but will negatively impact 2025 net income results due to depreciation and interest expense.
Last month, the hotel company opened the Universal Stella Nova Resort, the first of its three new resort properties adjacent to the soon-to-be-opened Universal Epic Universe theme park in Orlando. The two remaining properties, the Universal Terra Luna Resort and Universal Helios Grand Hotel, are anticipated to open in the first half of 2025. After the addition of those three properties, Loews Hotels will manage and have a 50% interest in 11 properties in Orlando, with a combined total of 11,000 rooms.
Finally, the Loews parent company recorded higher investment income for 2024’s fourth quarter and the full year, driven by higher returns on the parent company’s common stock portfolio. During the fourth quarter of 2024, net investment income increased by $9 million to $33 million compared to the fourth quarter of 2023. For the full year the parent company produced net investment income of $193 million, an increase of more than $100 million compared to $90 million in 2023.
From a cash flow perspective, Loews received $934 million in dividends from CNA and $400 million of distributions from Boardwalk in 2024. During the fourth quarter, Loews repurchased about 4.2 million shares for approximately $349 million. That brings our total 2024 share repurchases to 7.7 million shares at a total cost of about $611 million. Loews ended 2024 with $3.3 billion in cash and short-term investments.
Today, CNA announced that it increased its regular quarterly dividend to $0.46 per share and declared a special dividend of $2.00 per share, which amounts to $611 million for Loews, which we expect to receive in March.

Reconciliation of GAAP Measures to Non-GAAP Measures
These earnings remarks contain financial measures that are not in accordance with accounting principles generally accepted in the United States of America ("GAAP"). Management believes some investors may find these measures useful to evaluate our and our subsidiaries’ financial performance. CNA utilizes core income, Boardwalk Pipelines utilizes earnings before interest, income tax expense, depreciation and amortization (“EBITDA”) and Loews Hotels & Co utilizes Adjusted EBITDA. These measures are defined and reconciled to the most comparable GAAP measures on pages 6 & 7 of these remarks.
About Loews Corporation
Loews Corporation is a diversified company with businesses in the insurance, energy, hospitality and packaging industries. For more information, please visit www.loews.com.
Forward-Looking Statements
Statements contained in these earnings remarks which are not historical facts are "forward-looking statements" within the meaning of the federal securities laws. Forward-looking statements are inherently uncertain and subject to a variety of risks that could cause actual results to differ materially from those expected by management of the Company. A discussion of the important risk factors and other considerations that could materially impact these matters as well as the Company's overall business and financial performance can be found in the Company's reports filed with the Securities and Exchange Commission and readers of these remarks are urged to review those reports carefully when considering these forward-looking statements. Copies of these reports are available through the Company's website (www.loews.com). Given these risk factors, investors and analysts should not place undue reliance on forward-looking statements. Any such forward-looking statements speak only as of the date of these remarks. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statement to reflect any change in the Company's expectations with regard thereto or any change in events, conditions or circumstances on which any forward-looking statement is based.

Definitions of Non-GAAP Measures and Reconciliation of GAAP Measures to Non-GAAP Measures:
CNA Financial Corporation
Core income is calculated by excluding from CNA’s net income attributable to Loews Corporation the after-tax effects of investment gains or losses and gains or losses resulting from pension settlement transactions. In addition, core income excludes the effects of noncontrolling interests and deferred tax asset remeasurement as a result of an enacted U.S. Federal tax rate change. The calculation of core income excludes investment gains or losses because they are generally driven by economic factors that are not necessarily reflective of CNA’s primary insurance operations. The calculation of core income excludes gains or losses resulting from pension settlement transactions as they result from decisions regarding CNA’s defined benefit pension plans which are unrelated to its primary insurance operations.

The following table presents a reconciliation of CNA net income attributable to Loews Corporation to core income:

	December 31,
	Years Ended
(In millions)	2024	2018
CNA net income attributable to Loews Corporation	$879	$726
Investment losses	64	38
Pension settlement losses	293
Net deferred tax asset remeasurement		(6)
Noncontrolling interests	80	86
Consolidating adjustments		1
Core income	$1,316	$845

Boardwalk Pipelines
EBITDA is defined as earnings before interest, income tax expense, depreciation and amortization. In addition, EBITDA excludes the effects of noncontrolling interests.
The following table presents a reconciliation of Boardwalk net income attributable to Loews Corporation to its EBITDA:

	December 31,
	Three Months		Years Ended
(In millions)	2024	2023	2024	2023	2018
Boardwalk net income attributable to Loews Corporation	$145	$92	$413	$283	$135
Interest, net	37	38	152	144	176
Income tax expense		24	92	90	28
Depreciation and amortization	108	106	429	412	348
Noncontrolling interests					68
EBITDA	$290	$260	$1,086	$929	$755

Loews Hotels & Co
Adjusted EBITDA is calculated by excluding from Loews Hotels & Co’s EBITDA, the noncontrolling interest share of EBITDA adjustments, gains or losses on asset acquisitions and dispositions, asset impairments, and equity method income, and including Loews Hotels & Co’s pro rata Adjusted EBITDA of equity method investments. Pro rata Adjusted EBITDA of equity method investments is calculated by applying Loews Hotels & Co’s ownership percentage to the underlying equity method investment’s components of Adjusted EBITDA and excluding distributions in excess of basis.
The following table presents a reconciliation of Loews Hotels & Co net income attributable to Loews Corporation to its Adjusted EBITDA:

	December 31,
	Three Months		Years Ended
(In millions)	2024	2023	2024	2023	2018
Loews Hotels & Co net income attributable to Loews Corporation	$27	$32	$70	$147	$48
Interest, net	12	4	42	9	27
Income tax expense	5	9	25	53	25
Depreciation and amortization	24	18	93	69	67
EBITDA	68	63	230	278	167
Noncontrolling interest share of EBITDA adjustments	(1)	(2)	(6)	(5)	(1)
Gain on asset acquisition				(46)	(23)
Asset impairments		3		12	22
Equity investment adjustments:
Loews Hotels & Co’s equity method income	(27)	(31)	(86)	(129)	(73)
Pro rata Adjusted EBITDA of equity method investments	44	50	188	218	131
Adjusted EBITDA	$84	$83	$326	$328	$223

The following table presents a reconciliation of Loews Hotels & Co’s equity method income to the Pro rata Adjusted EBITDA of its equity method investments:

	December 31,
	Three Months		Years Ended
(In millions)	2024	2023	2024	2023	2018
Loews Hotels & Co’s equity method income	$27	$31	$86	$129	$73
Pro rata share of equity method investments:
Interest, net	10	10	40	43	29
Income tax expense
Depreciation and amortization	12	12	47	49	34
Asset impairments			19
Distributions in excess of basis	(5)	(3)	(4)	(3)	(5)
Pro rata Adjusted EBITDA of equity method investments	$44	$50	$188	$218	$131